FOR IMMEDIATE RELEASE

Norfolk Southern reports second-quarter 2020 results

NORFOLK, Va., July 29, 2020 – Norfolk Southern Corporation (NYSE: NSC) today reported second-quarter financial results.

Second-quarter net income was $392 million, diluted earnings per share were $1.53 and the operating ratio was 70.7 percent.

“In a period when working safely and delivering for our customers was abruptly redefined, our employees responded by protecting each other and innovating to serve rapidly evolving freight demand. Underscoring our commitment to shareholder value, we forged ahead with our ongoing transformation by further reducing our hump yard footprint, achieving fuel efficiency gains, and increasing train size. These are astounding achievements while managing the unprecedented economic disruption and public health crisis,” said James A. Squires, Norfolk Southern chairman, president and CEO. “We are mobilized and driven to meet the challenges and opportunities that lie ahead, and we will continue to create collaborative change and relentlessly pursue increased productivity as a leading supply chain partner throughout the economic recovery and beyond.”

Second-quarter summary

•	Railway operating revenues of $2.1 billion decreased 29 percent compared with second-quarter 2019, driven by a 26 percent decline in total volume.

•	Railway operating expenses of $1.5 billion decreased 21 percent compared with second-quarter 2019, driven by lower fuel, compensation and benefits, and purchased services expenses.

•	Income from railway operations was $610 million and the operating ratio was 70.7 percent.

About Norfolk Southern

Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 19,500 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern is a major transporter of industrial products, including chemicals, agriculture, and metals and construction materials. In addition, the railroad operates the most extensive intermodal network in the East and is a principal carrier of coal, automobiles, and automotive parts.

Forward-looking statements

This news release contains forward-looking statements that may be identified by the use of words like “believe,” “expect,” “anticipate,” “estimate,” “plan,” “consider,” “project,” and similar references to the future. Forward-looking statements reflect our good-faith evaluation of information currently available. These forward-looking statements are subject to a number of risks and uncertainties, and our actual results may differ materially from those projected. Please refer to our annual and quarterly reports filed with the SEC for a full discussion of those risks and uncertainties we view as most important. Additional risks include the impact of the COVID-19 pandemic on us, our customers, our supply chain and our operations. Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved. As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements. We undertake no obligation to update or revise forward-looking statements.

Media Inquiries:

Media Relations, 404-420-4444 (media.relations@nscorp.com)

Investor Inquiries:

Pete Sharbel, 470-867-4807 (peter.sharbel@nscorp.com)

http://www.norfolksouthern.com

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